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                                                                    Exhibit 10.1

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                                     ANALOG
                                     DEVICES

                                 FY98 BONUS PLAN

                          Sharing the Company's Success





                                             -     TEAMWORK

                                             -     IMPROVEMENT

                                             -     REWARD

                                             -     CONTRIBUTION





Analog Devices is committed to sharing its success with the people who make it possible -- our employees. The aim of the Bonus Plan is to encourage participation by all of us in achieving company goals and to share the rewards of our success.

                          Ray Stata                  Jerry Fishman
                          Chairman                   President


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                              U.S.-BASED EMPLOYEES


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PURPOSE OF THE BONUS PLAN The intent of ADI's Corporate Bonus Plan is to encourage employees to work together toward the company-wide goal of strong financial performance. Continuous improvement in the Company's performance, which can be influenced by all employees, results in a reward for employees and ADI shareholders alike.

MEASURING ANALOG'S SUCCESS In FY1998 the Corporate Bonus Plan design will continue to focus attention on both profitability, as measured by Operating Profit Before Taxes (OPBT), and sales growth. In order for ADI to become a multi-billion dollar company, rapid growth as well as sustained profitability are both equally critical success factors. The FY1998 Bonus payment formula is designed to emphasize the importance of these goals.

FY1997 BONUS AND FY1998 GOALS During FY1997 Analog earned Net Income of $178million and paid $25million in bonuses to its employees. During a difficult year ADI's financial performance was good, as a result of the significant efforts made by employees. This level of bonus payment represented a significant level of profit sharing with employees.

For FY1998 we believe that the opportunity exists for sales growth to resume at 20-25% above last year's levels. This level of growth would result in net income more than 30% greater than that in FY1997.

If this goal is achieved, employees will see about a 50% increase in their bonus payments over FY1997.

BONUS PAYMENT FORMULA The level at which the FY1998 ADI Bonus Plan will potentially pay has been altered to better respond to the critical business goals established by the Senior Management Team. As such, the payout "curve" will now produce a 2.0x target payout when the combination of OPBT and revenue growth equals 25%, rather than the previous formula which would have produced a 2.0x payout at the 20% combined level. This change recognizes the fact that there is both the opportunity and the imperative to achieve this level of performance in the product areas and markets we serve, in order to be competitive and maintain ADI's position as both a technology leader and also as an above average company in which to invest. The maximum Bonus payout factor remains 2.5 times target.

The enclosed chart illustrates how the revised bonus formula works in relation to business results.

One-half of the Bonus payout factor is driven by sales growth over the same period last year, and one-half by Operating Profit in the Bonus Period. For bonus purposes, Bonus Period 1 consists of Q1 and Q2, and Bonus Period 2 consists of Q3 and Q4. A bonus will be paid semiannually, in June and December, if Analog's




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performance is sufficient to earn a bonus. The payout factor is determined by combining the sales growth rate and the OPBT level for the period. For example, if sales growth for Q1/Q2 were 15% and OPBT 20%, then the combined payout factor for the period would be 1.4 times target.

YOUR BONUS TARGET Your ADI Bonus Target is based upon your job grade level. This target represents a percentage of your regular earnings paid during the bonus period. The bonus targets are:

          GRADE LEVEL              BONUS         POTENTIAL
                                  TARGET           RANGE
          Non-Exempt                 4%           0 - 10%
          E02 - E06                  4%           0 - 10%
          E07 - E08                  6%           0 - 15%
          E09 - E10                  8%           0 - 20%
          E11 - E14                 15%           0 - 38%
          E15 - E16                 20%           0 - 50%


YOUR BONUS PAYMENT

At the end of each bonus period, a payout factor is computed from the payout model based upon OPBT and sales growth for the period. When ADI's business results warrant it, you will receive a bonus payment. The payment is calculated by multiplying your accumulated regular earnings paid in the bonus period by the bonus target that corresponds to your job grade level in effect at the end of the bonus period. The product of that calculation is then multiplied by the payout factor to provide the gross bonus payment amount.

                                     EXAMPLE

Accumulated regular earnings
for the Bonus Period                =                    $15,000

Bonus target percent                =                         4%

Payout factor for
the Bonus Period                    =                       1.50

Gross bonus (before tax) payment:

$15,000 x 4% x 1.50 = $900.00

Included in regular earnings are the following pay categories:

          -  Base pay                  -  Holiday pay
          -  Shift differential        -  Bereavement pay
          -  Sick pay                  -  Jury duty pay
          -  Vacation pay              -  Alternative work schedule pay


Excluded from the Bonus Plan are:

-   Overtime pay
-   Bonus payments received from a previous bonus period
-   Other payments which are taxable but not considered regular earnings.


WHO'S ELIGIBLE?

Most ADI employees participate in the Bonus Plan. New employees are immediately eligible to participate in the Plan with no waiting period.




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The following situations may EXCLUDE an employee from Bonus payment eligibility:

- Employee is already covered under a field sales, field applications engineering or other incentive program

-    Employee terminates employment prior to the last day of the bonus period

-    Employee receives a Marginal performance rating during the bonus period

-    Employee receives a final written warning during the bonus period

-    Co-op student or intern Temporary employee.

ADI BONUS: A PART OF TOTAL COMPENSATION

The ADI Bonus Plan is only one component of your total compensation package, along with base pay/merit increase and benefits programs. The Bonus program, together with the base pay/merit increase program, make up your total annual cash compensation. The bonus is the most variable component of your total package.

ADI's total annual cash compensation strategy is to pay at above average pay levels for above average performance. This strategy relates to both individual and company performance.

Our base pay/merit increase and benefits programs are designed to maintain individual base pay rates and benefits at a level competitive with those of other employers. Then, when company performance warrants a bonus payment, the additional money it provides moves your total annual cash compensation to a higher level.



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                              WE CAN HAVE AN IMPACT

Everyone can influence sales growth and profitability by improving customer satisfaction, minimizing waste and controlling expenses. Each person's initiative is important. TQM can provide tools for identifying and implementing important improvements.

There are two ways to further sustain and grow operating profit by increasing sales revenues and/or decreasing expenses. Increasing sales revenues is not just the job of the sales force.

                            QUESTIONS ABOUT THE BONUS

WHY WAS THE BONUS PAYMENT FORMULA CHANGED?

ADI's bonus program design should reflect both the important business goals for this fiscal year as well as the competitive market in which our business operates. Further increases to OPBT and the setting of aggressive sales revenue growth goals reflect those performance measures that are considered critical focuses for the future competitive position of the company.


WHEN WILL I RECEIVE MY BONUS PAYMENT?

Bonus checks are issued approximately six weeks after the close of the bonus period and the formal announcement of a bonus payment for the period.


WILL MY BONUS PAYMENTS BE ELIGIBLE FOR TIP OR THE EMPLOYEE STOCK PURCHASE PLAN?

If you currently contribute to TIP, deductions will be taken from your bonus payments. Bonus payments will also be included in the calculation of the company contributions to that program. Deductions are not taken for the ESPP.


WHAT IF MY JOB GRADE AND BONUS TARGET CHANGE DURING THE BONUS PERIOD?

Delivering well-designed, high-quality products on time is a company-wide effort. Similarly, everyone can play a role in reducing expenses.

Working together, we can have an impact -- whether it's improving processes to increase customer satisfaction or finding ways to cut waste and reduce expenses. The daily improvements we can make ultimately add up to affect the "bottom line."

Your bonus payment will be based on the job grade effective at the end of the bonus period.


WHAT IF I CHANGE WORK SHIFTS?

Because shift differential paid during the bonus period is included as part of your earnings for the bonus calculation, your bonus payment will already take into consideration any shift differential earnings that you may have for the period.



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WHAT IF I TRANSFER BUSINESS UNITS OR CHANGE STATUS BETWEEN FULL-TIME AND
PART-TIME?

If you transfer between business units, your earnings records transfer with you. Since your bonus payment is based on your accumulated paid earnings for the bonus period, your bonus calculation will take into account any change in reporting organization or change-in such (such as part-time to full-time or full-time to part-time).


WHAT IF I AM ON A LEAVE OF ABSENCE OR DISABILITY FOR PART OF THE BONUS PERIOD?

The bonus is paid based on your earnings while actively at work during the period (not on short-term disability, long-term disability or other leave of absence). So, any pay received during your leave of absence will be excluded from your accumulated paid earnings for bonus calculation purposes.




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                              Analog Devices, Inc.

                           FY 1998 BONUS PAYOUT CURVE


          [Chart depicting OPBT/Growth Results and Bonus Payout Factor]









--------------------------------------------------------------------------------
   AVERAGE OF YEAR-TO-YEAR SALES
    GROWTH AND OPERATING PROFIT                 BONUS PAYOUT FACTOR
          AS A % OF SALES
--------------------------------------------------------------------------------

                 5.0%                                   0.3
                10.0%                                   0.8
                15.0%                                   1.2
                20.0%                                   1.6
                25.0%                                   2.0
                30.0%                                   2.4

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


                                     12/5/97


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